Law Office

of

Randall V. Brumbaugh

September 5, 2006

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20002

Re: Pet Express Supply, Inc.

Dear Sir or Madam:

I have acted as special counsel for Pet Express Supply, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form SB-2 (the "Registration Statement"), dated September 5, 2006, with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 1,405,000 shares of the Company's common stock (the "Common Stock"), of which 55,000 are expected to be sold by the Selling Shareholders, 350,000 may be sold upon exercise of the outstanding warrants and up to 1,000,000 are expected to be sold directly by the Company. Such shares are to be issued under the Registration Statement, and the related Prospectus to be filed with the Commission. The details of the offering are described in the Registration Statement on Form SB-2, and amendments to be made thereto.

I have examined instruments, documents and records, which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. I have done so in light of Nevada Revised Statutes Chapters 78 and 90, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed. The instruments, document and records I have examined include, among other items, the following:

1.	The Registration Statement dated September 5, 2006;
2.	The Articles of Incorporation of GPP Diversified, Inc.;
3.	Corporate Charter of GPP Diversified, Inc.;
4.	Initial List of Officers, Directors and Resident Agent of GPP Diversified, Inc.;
5.	Bylaws of GPP Diversified, Inc.;
6.	Certificate of Amendment of GPP Diversified, Inc. name to Pet Express Supply, Inc.;
7.	Bridge Loan Agreement dated August 23, 2006;
8.	Warrant to Purchase Common Stock of Pet Express Supply, Inc. dated August 23, 2006;

417 W. Foothill Blvd, PMB B-175, Glendora, CA 91741

(626) 335-7750 Fax (909) 971-0456

United States Securities and Exchange Commission

September 5, 2006

Page Two

To my knowledge, the Company is not a party to any legal proceedings, there are no known judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as may be set forth in the registration statement. I am not aware of any disputes involving the Company and the Company has no known claim, actions or inquiries from any federal, state or other government agency, other than as may be set forth in the registration statement. I am not aware of any claims against the Company or any reputed claims against it at this time, other than as may be set forth in the registration statement.

The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonable incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

Based on my examination of the documents provided to this office, information received from the Company, analysis of the applicable laws and judicial interpretations of the State of Nevada, I am of the opinion that 1,000,000 shares of common stock to be sold by the Company and 350,000 shares of the Company common stock that may be sold upon exercise of all the outstanding warrants, and the requirements appurtenant thereto, are duly authorized shares and will be legally issued, fully paid and non-assessable. Additionally, the 55,000 shares of common stock to be offered and sold by the Selling Shareholders are duly authorized shares of common stock, which are legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, I specifically do not allege to being an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ R.V. Brumbraugh

R. V. Brumbraugh

417 W. Foothill Blvd, PMB B-175, Glendora, CA 91741

(626) 335-7750 Fax (909) 971-0456